Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES SALE OF COMMON UNITS

NEW YORK, OCTOBER 12, 2005 – K-Sea Transportation Partners L.P. (NYSE: KSP) announced today that it has agreed to sell 950,000 of its common units, representing limited partnership interests, to the public at a price of $35.80 per unit, which represents a 3% discount to the closing price of K-Sea’s common units on the New York Stock Exchange on October 11, 2005.  K-Sea has granted the underwriter an over-allotment option to purchase up to an additional 142,500 common units.  KeyBanc Capital Markets is the sole underwriter for the offering.  The common units are being sold under K-Sea’s existing shelf registration statement, which was declared effective by the Securities and Exchange Commission in May 2005.  K-Sea intends to use the net proceeds of the offering to repay indebtedness under its revolving credit agreement.

KeyBanc Capital Markets is a division of McDonald Investments Inc.  When available, copies of the prospectus supplement and accompanying prospectus may be obtained from KeyBanc Capital Markets, 800 Superior Avenue, Prospectus Department, Cleveland, Ohio 44114, fax number (216) 443- 3901.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of K-Sea, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About K-Sea Transportation Partners

K-Sea Transportation Partners provides refined petroleum products marine transportation, distribution and logistics services in the U.S. domestic marine transportation business, and its common units trade on the New York Stock Exchange under the symbol KSP.  For additional information, please visit the Company’s website, including the Investor Relations section, at www.k-sea.com .

Contact K-Sea Transportation Partners L.P

John J. Nicola, Chief Financial Officer, 718 720-9306